Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF DESIGNATION

OF PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES F CONVERTIBLE PREFERRED STOCK

OF

AVINGER, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Avinger, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.

 The name of the Corporation is Avinger, Inc., and the original Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock of this Corporation was filed with the Secretary of State of the State of Delaware on March 4, 2024 (the “Certificate of Designation”).

2.	The first sentence of Section 2 of the Certificate of Designation is hereby amended and restated to read in its entirety as follows:

The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s Series F Convertible Preferred Stock (the “Series F Preferred Stock”) and the number of shares so designated shall be Ten Thousand (10,000).

3.	The foregoing amendment has been duly approved by the board of directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
4.

The foregoing amendment has been duly approved by the holders of Series F Convertible Preferred Stock of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5.	This Certificate of Amendment shall become effective upon filing with the Secretary of State for the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation as of December 31, 2024.

AVINGER, INC.
By:	/s/ Jeffrey M. Soinski
Jeffrey M. Soinski
President and Chief Executive Officer